                                EXHIBIT 2




                       AGREEMENT AND PLAN OF MERGER


                               by and among



                            PROVAL CORPORATION
                                 (ProVal)


                              MANATRON, INC.,
                                (Manatron)

                                    and

                      PROVAL ACQUISITION CORPORATION
                                (MergerSub)

                             and joined in by


                              J. WAYNE MOORE
                                  (Moore)





















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                       AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "PLAN OF MERGER") is made this 28th day of May 1999, between ProVal Corporation, an Ohio corporation ("PROVAL"), Manatron, Inc., a Michigan corporation ("MANATRON"), ProVal Acquisition Corporation, an Ohio corporation ("MERGERSUB"), and J. Wayne Moore, an individual ("MOORE"). Moore owns all of the outstanding shares of ProVal's capital stock and joins in this Agreement to make certain representations and covenants and to guaranty the prompt performance of ProVal's obligations under this Agreement.

     ProVal licenses and supports real estate appraisal software to local governments in North America (the "BUSINESS"). Manatron desires to become affiliated with ProVal through the merger of ProVal with and into MergerSub in accordance with the Ohio General Corporation Act, as amended (the "OHIO ACT"). The transactions contemplated by and described in this Plan of Merger are referred to as the "MERGER."

     It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE").

     In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                           ARTICLE 1  THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined below), ProVal shall be merged with and into MergerSub and MergerSub shall be the surviving corporation (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of ProVal shall cease. The name of the Surviving Corporation shall be "Manatron ProVal Corporation." The Merger shall have the effect on ProVal and MergerSub as "constituent corporations" of the Merger as provided under the Ohio Act.

     1.2 EFFECTIVE TIME. The Merger shall become effective at the time (the "EFFECTIVE TIME") of filing of, or at such later time specified in the articles of merger (as determined by Manatron, but in no event more than five business days after the Closing) (the "ARTICLES OF MERGER"), in the form required by and executed in accordance with the Ohio Act, filed with the Ohio Secretary of State (the "SECRETARY OF STATE").

     1.3 ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. The Articles of Incorporation and Bylaws of MergerSub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by the Act.



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     1.4  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.  Subject to
applicable law, the executive officers of MergerSub immediately prior to the Effective Time shall be the initial executive officers of the Surviving Corporation, and the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

     1.5 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider that any other actions or things are necessary to fully effectuate this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the constituent corporations or otherwise, all such documents and to take all such actions and things as may be necessary or desirable to do so.


                ARTICLE 2  VOTING AND CONVERSION OF SHARES

     2.1 EFFECT ON SHARES AND MERGERSUB'S CAPITAL STOCK. At the Effective Time, without any further act by or on behalf of any party to this
Agreement:

          2.1.1 CONVERSION OF PROVAL CAPITAL STOCK. Except as provided below, all of the shares of ProVal Class A and Class B Common Stock (collectively) outstanding immediately prior to the Effective Time shall be converted into (a) three hundred thousand (300,000) shares of validly issued, fully paid, and nonassessable shares of Manatron common stock, no par value per share ("MANATRON COMMON STOCK"), and
     (b) One Million Five Hundred Thousand Dollars ($1,500,000) in cash.

          2.1.2 MANATRON RIGHTS. Each share of Manatron Common Stock to be issued in the Merger will have attached to it the number of "Manatron Rights" issuable pursuant to the "Manatron Rights Agreement" (as those terms are defined in Section 4.4) then represented by each share of Manatron Common Stock at the Effective Time, provided that the Manatron Rights are not then separately transferable.

          2.1.3 MERGERSUB'S COMMON STOCK. As of the Effective Time, each share of Common Stock of MergerSub, $1.00 par value per share ("MERGERSUB COMMON STOCK"), outstanding immediately prior to the Effective Time shall remain as one full share of Common Stock of the Surviving Corporation.

     2.2  SHAREHOLDER MEETING.

          2.2.1 PROVAL'S ACTIONS. Moore shall cause ProVal, in accordance with applicable law, to duly call, give notice of, convene, and hold a special meeting of its shareholder, or act by unanimous written consent, as soon as practicable following the execution of

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     this Agreement for the purpose of considering and adopting this
     Agreement. Moore shall either execute a written consent or vote at the meeting all of the ProVal Capital Stock then owned by him in favor of the approval and adoption of this Agreement.

          2.2.2 MANATRON'S ACTIONS. Manatron agrees that it will vote all of its shares of MergerSub Common Stock in favor of the approval and adoption of this Agreement.

     2.3 PLACE AND DATE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Lagos & Lagos on the later of (a) May 28, 1999; or (b) the satisfaction or written waiver of the conditions set forth in Articles 6 and 7. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation hereunder.

     2.4 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the parties shall execute and file the Articles of Merger with the Secretary of State and take such other actions as may be required by law to make the Merger effective on May 31, 1999.

     2.5  CLOSING OBLIGATIONS.

          2.5.1 MANATRON'S OBLIGATIONS. At the Closing, Manatron and/or MergerSub shall deliver to Moore:

               (a) STOCK. Certificates representing such number of shares of Manatron Common Stock issued in the name of Moore, as determined above.

               (b) CASH. One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds.

               (c) REGISTRATION RIGHTS AGREEMENT. A registration rights agreement in substantially the form of APPENDIX A, as executed by Manatron (the "REGISTRATION RIGHTS AGREEMENT").

               (d) EMPLOYMENT AGREEMENT. An employment agreement for Moore in substantially the form as APPENDIX B, as executed by ProVal and Manatron (the "EMPLOYMENT AGREEMENT").





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               (e)  LEGAL OPINION, ETC.  The legal opinion described in
          Section 7.3 and those supplemental documents set forth in Section
          7.4.

               (f) ARTICLES OF MERGER. Articles of Merger, as required by the Ohio Act and reasonably acceptable to counsel for Moore, executed by MergerSub and Manatron.

          2.5.2 MOORE'S OBLIGATIONS. At or prior to the Closing, Moore shall deliver to Manatron:

               (a) OLD CERTIFICATES. Certificates representing each share of ProVal Capital Stock, duly endorsed (or accompanied by duly executed stock powers), for transfer to MergerSub.

               (b) REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement, as executed by Moore.

               (c) EMPLOYMENT AGREEMENT. The Employment Agreement, as executed by Moore.

               (d)  LEGAL OPINION, ETC.  The legal opinion described in
          Section 6.4 and those supplemental documents set forth in Section
          6.5.

               (e) ARTICLES OF MERGER. Articles of Merger, as required by the Ohio Act and reasonably acceptable to counsel for Manatron, executed by ProVal.

          2.6 POST-CLOSING SOFTWARE LICENSE AND SUPPORT FEES ADJUSTMENTS TO MERGER CONSIDERATION.

               (a)  ADJUSTMENT.

                       (1) FISCAL YEAR ENDING APRIL 30, 2000. Subject to the terms of this Agreement, if the Product Revenues of MergerSub for the year ending April 30, 2000 exceed One Million One Hundred Thousand Dollars ($1,100,000), then Moore shall be issued one (1) share of Manatron Common Stock for each Fifteen Dollars ($15) of the amount by which such Product Revenues for the year ended April
                    30, 2000 exceed One Million One Hundred Thousand
                    Dollars ($1,100,000).

                       (2) FISCAL YEARS ENDING APRIL 30, 2001, 2002 AND 2003. If the Product Revenues of MergerSub for any of the years ending April 30, 2001, 2002 or 2003 exceed One Million
                    Two Hundred Thousand Dollars ($1,200,000), then Moore

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                    shall be issued one (1) share of Manatron Common Stock
                    for each Fifteen Dollars ($15) of the amount by which such Product Revenues for such fiscal year exceed One Million Two Hundred Thousand Dollars ($1,200,000); PROVIDED, HOWEVER, that if the Product Revenues earned by MergerSub with respect to any of the years ending April 30, 2000, 2001, or 2002 are less than the amounts set forth above, such shortfalls shall be carried forward and set off against Product Revenues with respect to future fiscal years in determining whether Moore is entitled to any additional shares of Manatron Common Stock under this Section 2.6.

                       (3) OVERALL LIMITATIONS. Notwithstanding anything herein to the contrary, in no event shall Manatron be obligated to issue more than three hundred thousand (300,000) shares of Manatron Common Stock to Moore pursuant to this Section 2.6. In the event that Moore breaches the provisions of Section 5.7 below, all remaining obligations of Manatron under this Section
                    2.6 shall immediately cease.

               (b)  ADJUSTMENT PROCEDURE.

                       (1) Following the Merger, the Surviving Corporation's fiscal year shall end on April 30th. As soon as reasonably practicable and in any event within ninety
                    (90) days after the end of a Surviving Corporation fiscal year, Manatron shall caused to be prepared and delivered to Moore its calculation of the Product Revenues for such fiscal year. Moore or his representatives shall have the right to review all work papers and procedures used by Manatron to calculate such amounts.

                       (2) Within thirty (30) days after Manatron's delivery of its calculation of the Product Revenues for a fiscal year, Moore shall notify Manatron in writing of his acceptance of such calculation or his claim that the calculation is not accurate, setting forth in reasonable detail the basis for such claim. If notice of disagreement is not given within such 30-day period, then the amounts as calculated and delivered by Manatron to Moore shall be used for determining any adjustments under this Section 2.6.

                       (3) If Moore makes a claim of disagreement within such 30-day period, Manatron and Moore shall use their best

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                    efforts to resolve their dispute and agree upon a
                    revised figure. If agreement cannot be reached within fifteen (15) days of Moore making his claim, Moore and Manatron shall jointly retain a mutually acceptable public accounting firm to resolve the dispute. Such accounting firm shall resolve the dispute within thirty
                    (30) days of its appointment and its decision shall be final and binding on all parties. Fees and charges of such accounting firm shall be paid one-half by Moore and one-half by Manatron.

     2.7  POST-CLOSING EBT ADJUSTMENTS TO MERGER CONSIDERATION.

               (a) DEFINITIONS. For purposes of this Section 2.7, the term "EBT" shall mean the net income before taxes for MergerSub for fiscal years ending April 30 resulting from Product Revenues, as well as well as service revenues from training, conversion and other services, excluding any Manatron corporate overhead allocation, with MergerSub conducting business under the operational control of Moore in accordance with the ProVal Acquisition Corporation Operating Plan dated May 21, 1999 (the "OPERATING PLAN"). EBT shall be determined in accordance with generally accepted accounting principles, consistently applied. Notwithstanding the foregoing, the EBT for the fiscal year ended April 30, 2000 shall be annualized based on the eleven (11) months ended April 30, 2000 and it shall be assumed that the EBT for the additional month of such fiscal year would be identical to the average of the EBT for the eleven (11) other months of such fiscal year. The term "PRODUCT REVENUES" means earned license revenue from property valuation and tax system products for Windows with the present ProVal trade names of "ProVal" and "Equitax" and derivatives thereof and earned contract software maintenance and support revenue from the ProVal product (and derivatives thereof) only.

               (b) ADJUSTMENT AMOUNT. If EBT for any of the fiscal years ending April 30, 2000, 2001, 2002 or 2003 is less than Five Hundred Thousand Dollars ($500,000) and MergerSub has conducted its business under the operational control of Moore in accordance with the Operating Plan, the number of shares of Manatron Common Stock, if any, issuable under Section 2.6 above shall be reduced by a number equal to (i) the difference between the EBT for such year and $500,000 divided by (ii) Seven Dollars and Fifty Cents ($7.50). Any reductions pursuant to this Section 2.7(b) in the amount of shares of Manatron Common Stock issuable pursuant to
          Section 2.6 that are not fully used in a given fiscal year may be carried forward and used to reduce the amount of Manatron Common Stock issuable pursuant to Section 2.6 in future fiscal years.

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          No increase under this Section 2.7 shall be made in the number of shares of Manatron Common Stock issuable if EBT for any or all fiscal years ending April 30, 2000, 2001, 2002 or 2003 exceeds $500,000.

               (c)  ADJUSTMENT PROCEDURE.

                       (1) Within ninety (90) days after the end of each of Manatron's fiscal years ending April 30, 2000, 2001, 2002 and 2003, Manatron (at its own expense) shall cause to be prepared and delivered to Moore its calculation of the EBT for such fiscal year. Each party shall cooperate fully with the other and provide the other with access to all records of MergerSub for purpose of computing the EBT of the years 2000, 2001, 2002 and 2003. Moore or his representatives shall have the right to review all work papers and procedures used by Manatron to calculate the EBT of each of such fiscal years.

                       (2) Within thirty (30) days after Manatron's delivery of its calculation of the EBT for a fiscal year, Moore shall notify Manatron in writing of his acceptance of such calculation or his claim that the calculation is not accurate, setting forth in reasonable detail the basis for such claim. If notice of disagreement is not given within such 30-day period, then the EBT as calculated and delivered by Manatron to Moore shall be used for determining any adjustments under this Section 2.7.

                       (3) If Moore makes a claim of disagreement within such 30-day period, Manatron and Moore shall use their best efforts to resolve their dispute and agree upon a revised EBT figure. If agreement cannot be reached within fifteen (15) days of Moore making his claim, Moore and Manatron shall jointly retain a mutually acceptable public accounting firm to resolve the dispute. Such accounting firm shall resolve the dispute within thirty (30) days of its appointment and its decision as to the correct EBT shall be final and binding on all parties. Fees and charges of such accounting firm shall be paid one-half by Moore and one-half by Manatron.





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     2.8  GENERAL PROVISIONS CONCERNING SECTIONS 2.6 AND 2.7.

          (a) PAYMENT TERMS UNDER SECTION 2.6 AND SECTION 2.7. Within thirty (30) days after the amounts required to be calculated under Sections
2.6 and 2.7 above have been finalized, Manatron shall issue to Moore certificates representing the shares, if any, of Manatron Common Stock to which he is entitled pursuant to such sections. Each such share of Manatron Common Stock, if any, shall be a "restricted security," as that term is defined in Securities and Exchange Commission ("SEC") Rule 144, promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

          (b) EMPLOYMENT AGREEMENT. The parties acknowledge that, for purposes of calculating the amounts, if any, to which Moore may be entitled under Section 2.6 and 2.7 above, it is contemplated that Moore will retain operational control of MergerSub, in accordance with his Operating Plan.

     2.9  POST-CLOSING STOCK PRICE ADJUSTMENT.

          (a) TRADING PERIOD. If the publicly reported closing price of Manatron Common Stock is not Seven Dollars ($7.00) (the "TARGET PRICE") or higher for at least thirty-five (35) trading days during the two (2) year period beginning thirty (30) days following the Closing (the "TRADING PERIOD"), then Moore shall be entitled to an amount equal to the difference between the Target Price and the Floor Price multiplied by three hundred thousand (300,000).

          (b) FLOOR PRICE. As used in this Section 2.9, the term "FLOOR PRICE" means Five Dollars ($5.00) per share of Manatron Common Stock; PROVIDED, HOWEVER, that if the last reported sales price of a share of Manatron Common Stock on the day that the registration statement that Manatron is required to file pursuant to the Registration Rights Agreement becomes effective with the Securities and Exchange Commission is less than Five Dollars ($5.00), then such last reported sales price shall be the Floor Price.
          (c) METHOD OF PAYMENT. Payment, if any, under this Section 2.9, shall be made in equal parts cash and Manatron Common Stock, within thirty
(30) days after the end of the Trading Period. For purposes of determining the number of shares of Manatron Common Stock issuable under this Section 2.9, the price of a share of Manatron Common Stock shall be deemed to be the Floor Price.

          (d)  RESTRICTED STOCK.   Each share of Manatron Common Stock
issued under this Section 2.9, if any, shall be a "restricted security," as that term is defined in SEC Rule 144, promulgated under the Securities Act.

     2.10 STOCK SPLITS, STOCK DIVIDENDS, ETC. If the number of shares of Manatron Common Stock outstanding changes by reason of a stock dividend,

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stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of Manatron, the aggregate number and class of shares issuable under Sections 2.6, 2.7 and 2.9 and the respective stock prices and values referenced in such sections shall be appropriately adjusted; PROVIDED, HOWEVER, that no such adjustment shall be made with respect to any stock dividends payable or issuable with respect to Manatron Common Stock that do not in any calendar year exceed five percent (5%) of the number of shares of Manatron Common Stock outstanding at the beginning of such calendar year; PROVIDED FURTHER, that if shares are payable to Moore under Sections 2.6, 2.7 and 2.9 at the end of a fiscal year, the shares will be issued before Manatron pays a 5% or less stock dividend in a subsequent year. No fractional shares shall be issued hereunder, and any fractional shares otherwise payable under Sections 2.6, 2.7 and 2.9 shall be eliminated, with an appropriate cash adjustment for the value of any fractional share eliminated.


            ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF MOORE

          Except as provided in the Disclosure Schedule (as defined below), Moore and ProVal represent and warrant to Manatron as follows:

     3.1 DISCLOSURE SCHEDULE. Moore and ProVal have delivered to Manatron and its counsel one identical copy (each) of individually numbered schedules (collectively, the "DISCLOSURE SCHEDULE") corresponding to the sections of this Article. Each individual schedule in the Disclosure Schedule contains all applicable exceptions to the specifically identified section contained in this Article and sets forth each exception in reasonable detail; provided, however, that any specifically described exception in one section of the Disclosure Schedule shall be considered disclosure for all reasonably related sections of the Disclosure Schedule and it shall not be necessary for such exception in one section to be repeated. In such cases, Moore and ProVal have used their best efforts to provide conspicuous cross-references. Moore and ProVal have provided or otherwise made available to Manatron true and complete copies of all documents referenced in the Disclosure Schedule.

     3.2 ORGANIZATION AND GOOD STANDING. ProVal is a corporation duly organized, validly existing, and in good standing under the laws of State of Ohio. ProVal has all requisite corporate power and authority to carry on it business as presently conducted. ProVal does not own, and has no obligation to acquire, any interest in any other person or entity.

     3.3 CAPITALIZATION OF PROVAL. The authorized equity securities of ProVal consists of: (a) 1,000 shares of Class A common stock, of which forty (40) shares are issued and outstanding (as of the date of this Agreement and immediately prior to the Effective Time), and (b) 1,000 shares of Class B common stock, of which 1,000 shares are issued and outstanding (as of the date of this Agreement and immediately prior to the
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Effective Time).  Collectively, ProVal's Class A and Class B common stock shall be referred to as "PROVAL CAPITAL STOCK." Moore is, and will be at the Closing and immediately prior to the Effective Time, the record and beneficial owner and holder of all of the outstanding shares of ProVal Capital Stock, free and clear of all encumbrances and adverse claims.
There are no other issued or outstanding equity securities or other securities of ProVal; no legend or other reference to any purported encumbrance appears upon any ProVal share certificate; all of the shares of ProVal Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable; and there are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of ProVal.

     3.4 ENFORCEABILITY. ProVal and Moore each have full capacity, power, and authority to execute and perform this Agreement, the Employment Agreement, and the Registration Rights Agreements (collectively, the "CLOSING AGREEMENTS") and to carry out the transactions contemplated by them. This Agreement is, and the Closing Agreements shall be upon execution and delivery, binding upon ProVal and Moore (as applicable) and enforceable against ProVal and Moore (as applicable) in accordance with their respective terms.

     3.5 NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. The execution and performance of this Agreement by ProVal and/or Moore will not:
(a) result in a breach of or constitute a default under ProVal's articles of incorporation or bylaws, or any agreement or other obligation to which ProVal or Moore is now a party or by which they or any of their assets may be bound or affected; (b) violate any law, rule, regulation, license, or permit of any governmental body or any order or decree of any court;
(c) result in the imposition of any tax or encumbrance on ProVal or any of its assets; or (d) affect in any way the terms of any of ProVal's indebtedness. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental bodies required of ProVal in connection with the execution, delivery, and performance of this Agreement have been made or obtained, as applicable.

     3.6 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. ProVal is (and has been since January 1, 1993) in compliance with all laws, rules, regulations and other requirements applicable to the conduct of ProVal's business or its assets or properties, or any premises occupied by ProVal.

     3.7 FINANCIAL STATEMENTS. The audited financial statements of ProVal as of and for the fiscal years ended July 31, 1998 and 1997, as reported on by ProVal's independent accountants, Barnett, Grieser, Groeber & Bennett Co., of Springfield, Ohio ("PROVAL'S ACCOUNTANTS"), including all schedules and notes relating to such statements, are correct and complete in all material respects. In addition, the unaudited balance sheet of ProVal as of April 30, 1999 (the "INTERIM BALANCE SHEET"), and the unaudited income
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statement for the nine months then ended, including all schedules and notes relating to such statements, are correct and complete in all material respects. These statements fairly present ProVal's financial condition and results of operations on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto, and except that the unaudited interim financial statements have been prepared without footnote disclosures (that, if presented, would not differ materially from those included in the Balance Sheet) and normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to ProVal. The financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In this Agreement, ProVal's balance sheet as of July 31, 1998, is referred to as the "BALANCE SHEET" and July 31, 1998, is referred to as the "BALANCE SHEET DATE." Subject to customary terms and conditions, ProVal's Accountants have agreed to cooperate in the preparation of financial statements relating to ProVal or the Merger in any document required by law to include such financial statements and filed by Manatron with the SEC.

     3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on the Balance Sheet, ProVal has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

     3.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.   Since the Balance Sheet
Date, ProVal has conducted the Business in the ordinary course of business and has maintained ProVal's records and books of account relating to the Business in a manner that fairly and accurately reflects ProVal's transactions, assets, and liabilities in accordance with standard accounting practices consistently applied, and, since the Balance Sheet Date, there has been no adverse change in the condition of the Business, financial or otherwise, or in ProVal's business or properties. In particular, and without limiting the foregoing, since the Balance Sheet Date, ProVal has not with respect to the Business: (a) paid or otherwise satisfied any obligation except for claims, liabilities, and obligations disclosed or reserved against on the Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business or consistent with past practice; (b) written down or written off any item of inventory or any note or account receivable as uncollectible; (c) canceled or waived any debt, claim, or right (absolute or contingent) having a value or potential value in excess of $25,000; (d) subjected any assets to any type of encumbrance or other restriction, other than encumbrances of record as of

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the Balance Sheet Date; (e) sold or otherwise disposed of any assets except in the ordinary course of business; (f) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright;
(g) disposed of or disclosed to any person any trade secret, formula, process, or know-how; (h) increased the compensation of, or declared or agreed to pay a bonus to, any officer or employee, except regularly scheduled increases in compensation to non-officer employees in the ordinary course of business; (i) suffered a material loss of or a reduction in working capital available for current or prospective operations (for purposes of this Agreement, the term "WORKING CAPITAL" shall mean the difference between current assets and current liabilities classified and determined in accordance with GAAP); (j) entered into any agreement or arrangement with, any director, officer, employee, or shareholder; (k) made any capital expenditure, purchase order, or commitment in excess of $25,000 for additions to property, plant, equipment, or otherwise; (l) purchased or placed a purchase order for inventory, supplies, or any other items, or entered into any other agreement or transaction other than in the ordinary course of business; (m) suffered any loss of or damage to physical property or other assets not covered by insurance; (n) paid or incurred any obligation to pay any dividends or other distributions with respect to ProVal's capital stock; (o) issued or authorized capital stock of ProVal;
or (p) violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order.

     3.10 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, there has not been any adverse change in ProVal's relationship with any of their respective ten largest customers or suppliers, nor has ProVal or Moore received information from such customers, dealers, or suppliers that an adverse change should be reasonably anticipated as a result of the Merger. There are no known claims against ProVal to return merchandise in excess of an aggregate of Five Thousand Dollars ($5,000) by any one purchaser, or Twenty Five Thousand Dollars ($25,000) for all purchasers considered collectively.

     3.11 TAXES.

          3.11.1 FILINGS. ProVal filed or caused to be filed on a timely basis all "Tax Returns"(as defined below) that are or were required to be filed by or with respect to it pursuant to applicable law. ProVal has paid, or made provision for the payment of, all "Taxes" (as defined below) that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by ProVal.

          3.11.2 AUDITS AND EXTENSIONS. The Disclosure Schedule contains a complete and accurate list of all audits, if any, of all of ProVal's federal and state Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits, if any, have been paid, reserved against, settled, or, as described in the Disclosure Schedule, are being contested in good faith by appropriate proceedings. ProVal has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of ProVal or for which ProVal may be liable.

          3.11.3 RESERVES. The charges, accruals, and reserves with respect to Taxes on the respective books of ProVal are adequate (determined in accordance with GAAP) and are at least equal to ProVal's liability for Taxes. There exists no proposed
     tax assessment against any ProVal.   No consent to the
     application of Section 341(f)(2) of the Internal Revenue Code has been filed with respect to any property or assets held, acquired, or to be acquired by ProVal. All Taxes that ProVal is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority.

          3.11.4 ACCURATE. All Tax Returns filed by (or that include on a consolidated basis) ProVal are true, correct, and complete. There is no tax sharing agreement that will require any payment by ProVal after the date of this Agreement. ProVal is not, and within the five-year period preceding the Closing Date, has not been, an "S" corporation.

          3.11.5 DEFINITIONS. "TAX" means any tax (including any income tax, capital gains tax, value-added tax, use tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee. "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law relating to any Tax.

     3.12 ACCOUNTS RECEIVABLE. All accounts receivable of ProVal that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of ProVal as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 180 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     3.13 REAL PROPERTY. No building or improvement that ProVal uses encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on any property that ProVal uses or on any easement the benefit of which runs to ProVal. ProVal is not in violation of any law, order, regulation, or other requirement relating to any real property that ProVal uses. There are no ground subsidences or slides on any real property that ProVal uses. All buildings and improvements that ProVal uses are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs and are adequately serviced by all necessary utilities.

     3.14 PERSONAL PROPERTY. ProVal has good title to all personal property owned by it, except as since sold or otherwise disposed of in the ordinary course of business, subject to no lien, encumbrance, or other restriction. All personal property will be in the possession of ProVal at the Effective Time. The personal property (whether owned or leased) of ProVal are in good condition and repair, normal wear and tear excepted.

     3.15 YEAR 2000 COMPLIANCE. All buildings, plants, structures, machinery, equipment, software, hardware, computer systems and other property owned, leased, licensed or used by ProVal in the Business (a "YEAR 2000 ASSET") will at all times before, during and after January 1, 2000 be Year 2000 Compliant. As used herein, "YEAR 2000 COMPLIANT" means that a Year 2000 Asset or item will at all times before, during and after January 1, 2000 accurately process and handle date and time data, including but not limited to performing all leap year calculations and calculating, comparing and sequencing during and between the years 1999 and 2000 and all other years, and will not malfunction, cease to function or provide invalid or incorrect results or data as a result of date or time data, including when a Year 2000 Asset is used in combination with or is interfacing with any other Year 2000 Asset or with any other asset or information technology. No proceeding is pending or threatened by or against ProVal based on any claim that ProVal or any Year 2000 Asset was not, is not or will not be Year 2000 Compliant and, to ProVal's knowledge, there is no basis for such a Proceeding.

     3.16 INTELLECTUAL PROPERTY.   The term "INTELLECTUAL PROPERTY
ASSETS" includes: (i) the ProVal name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "MARKS"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "PATENTS"); (iii) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed by ProVal as licensee or licensor.

          3.16.1 AGREEMENTS. The Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by ProVal, of all contracts relating to the Intellectual Property Assets to which ProVal is a party or by which ProVal is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Thousand Dollars ($5,000) under which ProVal is the licensee. There are no outstanding and, to ProVal's knowledge, no threatened disputes or disagreements with respect to any such agreement.

          3.16.2 KNOW-HOW NECESSARY FOR THE BUSINESS. The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. ProVal is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

          3.16.3 EMPLOYEES. No ProVal employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than ProVal.

          3.16.4 PATENTS. The Disclosure Schedule contains a complete and accurate list and summary description of all Patents, if any. ProVal is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To ProVal's knowledge, there is no potentially interfering patent or patent application of any third party. No Patent is infringed or, to ProVal's knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by ProVal infringes or is alleged to infringe any patent or other proprietary right of any other person or entity. All products made, used, or sold under the Patents have been marked with the proper patent notice.

          3.16.5 TRADEMARKS. The Disclosure Schedule contains a complete and accurate list and summary description of all Marks. ProVal is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to ProVal's knowledge, no such action is threatened with the respect to any of the Marks. To ProVal's knowledge, there is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or, to ProVal's knowledge, has been challenged or threatened in any way. None of the Marks used by ProVal infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

          3.16.6 COPYRIGHTS. The Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. ProVal is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All the Copyrights are valid and enforceable. No Copyright is infringed or, to ProVal's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          3.16.7 TRADE SECRETS. ProVal has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. ProVal has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to ProVal's knowledge, have not been used, divulged, or appropriated either for the benefit of any person or entity (other than ProVal) or to the detriment of ProVal. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     3.17 CONTRACTS. All agreements and other arrangements of ProVal with a third party are valid and enforceable in accordance with their terms. Neither ProVal nor any other party is in default or in arrears under the terms of any of those agreements. Except as set forth in the Disclosure Schedule, ProVal is not a party to: (a) any other agreement with respect to any real property; (b) any joint venture, distributor, dealer, advertising, agency, manufacturer's representative, sales representative, sales agent, franchise, license, or similar agreement; (c) any loan agreement, security agreement, mortgage, indenture, or promissory note; (d) any consulting or employment agreement; (e) any contract out of the ordinary course of business; (f) any contract of guaranty or indemnification; or (g) any contract purporting to limit the freedom of ProVal to compete in any line of business in any geographical area. Except for customers in the ordinary course of business, no person or entity has any agreement or understanding for the purchase from ProVal of any of its assets.

     3.18 EMPLOYEE RELATIONS. ProVal has not had, within the last three years, any union organizational effort, claim of unfair labor practice, wrongful discharge, employment discrimination, or sexual harassment dispute. ProVal has complied with all applicable laws, rules, and regulations respecting employment practices, occupational safety, wages, and hours. ProVal has not been within the last five years a party to any contract or agreement with any of ProVal's present or former employees with respect to length, duration, or conditions of employment, compensation, or any other form of remuneration. A copy of each employee handbook governing ProVal's employees, and a copy of the employment application forms currently used by ProVal are attached to the Disclosure Schedule. No key employee of ProVal has notified ProVal of an intention to terminate employment.

     3.19 EMPLOYEE BENEFIT PLANS. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") (each referred to as an "EMPLOYEE BENEFIT PLAN"), maintained by or for the benefit of ProVal or to which ProVal has made payments or contributions on behalf of its employees:

          3.19.1 ERISA COMPLIANCE. ProVal, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          3.19.2 INTERNAL REVENUE CODE COMPLIANCE. ProVal and ProVal Bank, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

          3.19.3 PLAN TERMINATION. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          3.19.4 MULTIEMPLOYER PLAN, ETC. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA. No Employee Benefit Plan in effect as of December 31, 1997, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          3.19.5 PAYMENTS. ProVal has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations. There are no payments that have become due from any Employee Benefit Plan, the trusts created thereunder, or from ProVal that have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          3.19.6 ACCUMULATED FUNDING DEFICIENCY. No Employee Benefit Plan that is intended to be a qualified plan under
     Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          3.19.7 FILING OF REPORTS. ProVal has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

     3.20 ENVIRONMENTAL MATTERS. Without limiting the generality of the other representations and warranties set forth in this Article 3, except as described in the Disclosure Schedule: (i) ProVal has conducted its business in material compliance with all applicable Environmental Laws; (ii) none of the real property owned, leased or otherwise used by ProVal contains any substance that is regulated by Environmental Laws in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) ProVal has not received any notice, demand letter or request for information from any governmental entity or other person indicating that ProVal may be in violation of, or liable under, any Environmental Law; (iv) no reports have been filed, or are required to be filed, by ProVal concerning the release of any regulated substance or the threatened or actual violation of any Environmental Law; and (v) there is no friable asbestos or friable asbestos containing material present in any of the real property owned, leased or otherwise used by ProVal and no asbestos has been removed by or on behalf of ProVal from any such property. The Business as currently conducted does not constitute a nuisance and no claim or allegation of nuisance has been made with respect to the Business by any adjoining land owner or other person or entity. For purposes of this Section, "ENVIRONMENTAL LAW" means any federal, state, local, or foreign statute, ordinance, rule, regulation, or standard relating to air quality, water quality, solid waste management, hazardous materials, toxic substances, or the protection of public health or protection or remediation of the environment.

     3.21 LITIGATION. There is no pending or, to the knowledge of ProVal, threatened, suit, proceeding or inquiry affecting ProVal or Moore (in his capacity as a shareholder or director), or any of the capital stock, properties, assets, or business prospects of ProVal, or the transactions contemplated by this Agreement; there is no factual basis upon which any suit, proceeding, or inquiry could be asserted or based; and there is no outstanding order or decree of any court, governmental body, or arbitration tribunal against or affecting ProVal or any of its capital stock, properties, assets, or business prospects.

     3.22 PRODUCT WARRANTIES. The Disclosure Schedule sets forth (a) a specimen copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any exception of such warranty given to any customer of the Business that is still in effect. Moore and ProVal have provided Manatron a true and complete summary of ProVal's warranty experience over the past five years. There have been no personal injury product liability claims asserted against ProVal during the last five years.

     3.23 INSURANCE. All of ProVal's insurance policies are outstanding and in full force and, to the extent that they are due, all premiums are currently paid, and all duties of the insured have been fully discharged. The Disclosure Schedule contains a list and complete description of all insurance policies and all other forms of insurance that ProVal owns or holds. ProVal's present insurance coverage shall, by its terms, survive the Effective Time without further action by ProVal.

     3.24 PERMITS AND LICENSES. All permits, licenses, orders, and approvals necessary to carry on the Business as presently conducted are identified in the Disclosure Schedule and are in full force and effect and have been complied with. All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order, or approval has been to the best of ProVal's knowledge, threatened or could result by reason of this Agreement.

     3.25 ACKNOWLEDGMENTS REGARDING MANATRON'S RESTRICTED COMMON
STOCK.

          3.25.1 RESTRICTED. Moore has been advised that the Manatron Common Stock to be received in connection with this Agreement has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or registered or qualified under any state securities law (a "BLUE SKY LAW"). Moore understands that Manatron is relying on the representations of Moore and ProVal for purposes of claiming exemptions from registration under the Securities Act and applicable Blue Sky Laws and that the basis for such exemptions may not be present if Moore intends to acquire the Manatron Common Stock for resale on the occurrence or non-occurrence of some predetermined event. Moore has no such intention.

          3.25.2 RULE 144. Moore understands that the shares of Manatron Common Stock received in connection with this Agreement will be "restricted securities" as that term is defined in SEC Rule 144 under the Securities Act. Except as expressly provided in the Registration Rights Agreement, Moore understands that Manatron is under no obligation so to register or qualify the restricted shares under the Securities Act or any Blue Sky Law. Moore understands and agrees that any certificates representing or relating to the restricted Manatron Common Stock may bear such legends as Manatron may consider necessary or advisable to facilitate compliance with the Securities Act, Blue Sky Laws, and any other securities law.

          3.25.3 QUALIFIED INVESTOR. Moore is an "accredited investor," as that term is defined in Regulation D under the Securities Act.

     3.26 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of ProVal, all of which have been made available to Manatron, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of ProVal contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of ProVal, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     3.27 RELATIONSHIPS WITH RELATED PERSONS. Except as described in the Balance Sheet (and the notes thereto), neither ProVal nor any Related Person (defined below) of ProVal is, or since January 1, 1997, has had an interest in, any entity that has (a) had business dealings or a material interest in any transaction with ProVal, or (b) engaged in competition with ProVal. Except for employment-related agreements, neither ProVal nor any Related Person of ProVal is a party to any agreement with, or has any claim or right against, ProVal. For the purposes of this Agreement, a "RELATED PERSON" with respect to a particular person, shall mean (a) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such person; (b) any person that holds a material interest in such person; (c) each person that serves as a director or officer of such person; (d) any entity in which such person holds a material interest; and (e) any person related to any individual described in clause (b) or (c).

     3.28 ACCOUNTING AND TAX TREATMENT. Neither Moore, ProVal, nor, to the best of their knowledge, any of their affiliates, has taken or agreed to take any action or knows of any reason that, would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

     3.29 BROKERS. Neither ProVal nor Moore have retained or employed any broker, finder, investment banker, or other person, or taken any action that would give any person any valid claim against Manatron, Moore, or ProVal for a commission, brokerage fee, or other compensation.

     3.30 ACCURACY OF STATEMENTS. No representation or warranty made by ProVal or Moore in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Manatron in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of ProVal and Moore shall be deemed to be made as of the date of this Agreement and again as of the Closing.

         ARTICLE 4  MANATRON'S REPRESENTATIONS AND WARRANTIES

          Manatron represents and warrants to Moore and ProVal as follows:

     4.1 MANATRON'S ORGANIZATION AND GOOD STANDING. Manatron is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

     4.2 ENFORCEABILITY. Manatron has full capacity, power, and authority to enter into this Agreement and the Closing Agreements and to carry out the transactions contemplated by them. This Agreement is, and Closing Agreements shall be, binding upon Manatron and is enforceable against Manatron in accordance with their respective terms.

     4.3 FINANCIAL STATEMENTS. The audited, consolidated financial statements of Manatron and Manatron's subsidiaries as of and for the fiscal years ended April 30, 1998 and 1997, as reported on by Manatron's independent accountants, Arthur Andersen LLP, including all schedules and notes relating to such statements, are correct and complete in all material respects. These statements fairly present Manatron's and Manatron's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with GAAP applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto.
The financial statements referred to in this Section reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements.

     4.4  MANATRON'S CAPITAL STOCK.

          4.4.1 CLASSES AND SHARES. The authorized capital stock of Manatron consists of (a) 7,500,000 shares of Manatron Common Stock, of which, as of January 31, 1999, a total of 2,939,136 shares were legally issued and outstanding; and (b) 2,000,000 shares of preferred stock, without par value, none of which are issued and outstanding as of the date of this Agreement.

          4.4.2 NO OTHER CAPITAL STOCK. As of the execution of this Agreement: (a) other than Manatron Common Stock, there is no security issued and outstanding that represents or is convertible into capital stock of Manatron; and (b) there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Manatron, or agreements to which Manatron is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Agreement, except (i) stock options awarded pursuant to stock option plans; (ii) provisions for the grant or sale of shares to, or for the account of, employees and directors pursuant to benefit plans; (iii) "MANATRON RIGHTS" issued pursuant to a Rights Agreement, dated as of June 2, 1997, between Manatron and American Stock Transfer & Trust Company, presently associated with each share of Manatron Common Stock; and (iv) shares issuable to former shareholders of corporations previously acquired by Manatron pursuant to the agreements governing such acquisitions.

     4.5 CAPITALIZATION OF MERGERSUB. Manatron is and will be immediately prior to the Effective Time, the record and beneficial owner and holder of the issued and outstanding shares of MergerSub Common Stock, free and clear of all encumbrances and adverse claims. There are no other issued or outstanding equity securities or other securities of MergerSub. MergerSub has engaged in no business operations. MergerSub is a corporation in good standing under the laws of the State of Ohio.

     4.6 SEC FILINGS. In the last two years, Manatron has filed in a timely manner all required filings with the SEC. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and contain no untrue statement of material fact, or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

     4.7 ISSUANCE OF MANATRON COMMON STOCK. The shares of Manatron Common Stock to be issued in connection with this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be legally issued, fully paid, and nonassessable shares.
     4.8 ACCOUNTING AND TAX TREATMENT. Neither Manatron nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Manatron and its affiliates, would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

     4.9 BROKERS. Manatron has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Manatron, Moore, or ProVal for a commission, brokerage fee, or other compensation.

     4.10 YEAR 2000 COMPLIANCE. All Year 2000 Assets owned, leased, licensed or used by Manatron in its business will at all times before, during and after January 1, 2000 be Year 2000 Compliant. No proceeding is pending or threatened by or against Manatron based on any claim that Manatron or any Year 2000 Asset was not, is not or will not be Year 2000 Compliant and, to Manatron's knowledge, there is no basis for such a Proceeding.


                         ARTICLE 5  COVENANTS

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Effective Time or such time as this Agreement is terminated pursuant to Article 8 (the "TERM OF THIS AGREEMENT"), ProVal shall (a) afford Manatron and its representatives full and free access to its personnel, properties, contracts, books and records, and other documents and data, provided Manatron shall conduct its review to minimize disruption to ProVal's business and operations, (b) furnish Manatron with copies of all such documents and data as Manatron may reasonably request, and (c) furnish Manatron with such additional information as Manatron may reasonably request.

     5.2 OPERATION OF THE BUSINESS. During the Term of this Agreement, ProVal shall: (a) conduct its business only in the ordinary course of business; (b) use its best efforts to preserve intact its current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; and (c) confer with Manatron concerning operational matters of a material nature and otherwise report periodically to Manatron concerning the status of its business, operations, and finances.

     5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, during the Term of this Agreement, neither ProVal nor Moore will take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.9 would be likely to occur.

     5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Manatron, Moore, and ProVal shall make all legal filings required to be made by them in order to consummate the transactions contemplated by this Agreement. During the Term of this Agreement, (a) Moore and ProVal shall (i) cooperate with Manatron with respect to all filings that Manatron elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with Manatron in obtaining all consents required to consummate the Merger; and (b) Manatron shall
(i) cooperate with Moore and ProVal with respect to all filings that they elect to make or are required to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with ProVal and Moore in obtaining all consents required to consummate the Merger

     5.5 NOTIFICATION. During the Term of this Agreement, each party promptly will notify the other in writing of any fact or condition that causes or constitutes a breach of any of their respective representations and warranties as of the date of this Agreement, or if they become aware of the occurrence of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Moore will promptly supplement the Disclosure Schedule. During the same period, each party will promptly notify the other of the occurrence of any breach of any covenant in this Article 5 by them or of the occurrence of any event that may make their satisfaction of the respective conditions in Articles 6 or 7 impossible or unlikely.

     5.6 NO NEGOTIATION. During the Term of this Agreement, neither ProVal nor Moore shall solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Manatron) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of ProVal or any of the capital stock of ProVal or any merger or business combination involving ProVal.

     5.7 NO COMPETITION. As an inducement for Manatron to enter into this Agreement, Moore agrees that:

          5.7.1 NO COMPETITION. For a period of five (5) years after the Effective Time, he shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by or in any way associated with or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of ProVal or its successors, anywhere within the United States; provided, that he may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any such enterprise (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of

     1934, as amended. Furthermore, Moore may own securities in Manatron, any of Manatron's successors, any company that it spun off from Manatron, or any company that Manatron is merged into or that acquires Manatron. Moore agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

          5.7.2 NO SOLICITATION. For a period of five (5) years after the Effective Time, Moore shall not, directly or indirectly, either for himself or any other person or entity, (a) induce or attempt to induce any employee of ProVal (or its successors) to leave their employment, (b) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of ProVal (or its successors), or (c) induce or attempt to induce any customer, supplier, licensee, or business relation of ProVal (or its successor) to cease doing business with ProVal (or its successor), or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of ProVal (or its successors).

In the event of a breach of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach.

     5.8 RELEASE OF CLAIMS. Effective as of the Effective Time, Moore releases and forever discharges ProVal and its affiliates (collectively, the "RELEASED PERSONS") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that Moore now has, has ever had, or may hereafter have against the Released Persons arising at or prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring at or prior to the Effective Time, including, but not limited to, any rights to indemnification or reimbursement from ProVal, and whether or not relating to claims pending on, or asserted after, the Effective Time; provided, however, that nothing contained in this Section shall operate to release any obligations of Manatron or MergerSub arising under this Agreement. Further, Moore, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter purported to be released hereby.

     5.9 PROVAL DIVIDENDS. ProVal shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of its capital stock.

     5.10 PROVAL AFFILIATES. ProVal shall take reasonable steps to ensure that none of its affiliates who receive Manatron Common Stock in connection with the Merger offer, sell, or otherwise dispose of, or enter into a contract to offer, sell, or otherwise dispose of, any shares of Manatron Common Stock from 30 days prior to the Effective Time of the Merger until financial results of the post-Merger combined operations of Manatron have been published covering a period of at least 30 days.

     5.11 MANATRON'S POST-CLOSING FILINGS. Manatron shall file the reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the SEC thereunder, all to the extent required from time to time to enable Moore to sell the Manatron Common Stock issued in connection with this Agreement pursuant to and in compliance with SEC Rule 144, for a period of two years after delivery of the Manatron Common Stock under this Agreement.

     5.12 PUBLICATION OF RESULTS. Manatron shall use its best efforts to publish as promptly as reasonably practical but in no event later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     5.13 ACCOUNTING AND TAX TREATMENT. During the Term of this Plan of Merger, Manatron and ProVal each agree not to take any action that would adversely affect the ability of Manatron to treat the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     5.14 STOCK OPTION PLAN. Following the Closing, Manatron shall grant to MergerSub's employees options to purchase an aggregate total of sixty thousand (60,000) shares of Manatron Common Stock, the exercise prices for which shall be the current market price for Manatron Common Stock on the date of grant of such options.

     5.15 BEST EFFORTS. During the Term of this Agreement, Manatron, ProVal, and Moore shall use their best efforts to cause the conditions in Articles 6 and 7 to be satisfied.


            ARTICLE 6  CONDITIONS PRECEDENT TO MANATRON'S
                          OBLIGATION TO CLOSE

          Manatron's and MergerSub's obligation to consummate the Merger and to take the other actions required of it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Manatron, in whole or in part):

     6.1 ACCURACY OF REPRESENTATIONS. All of Moore's and ProVal's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule, except that each of Moore's and ProVal's representations and warranties in Sections 3.3, 3.7, and 3.30 must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date; without giving effect to any supplement to the Disclosure Schedule.

     6.2 PROVAL'S PERFORMANCE. All of the covenants and obligations that ProVal is required to perform or to comply with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     6.3 CONSENTS. Each of the consents identified in Section 3.5 and/or Schedule 3.5 of the Disclosure Schedule must have been obtained and must be in full force and effect.

     6.4 LEGAL OPINION. ProVal must have delivered an opinion of its counsel in substantially the form as set forth in EXHIBIT 6.4.

     6.5 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Manatron: such documents as Manatron may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 7.3, (b) evidencing the accuracy of any of Moore's or ProVal's representations and warranties, or the performance by ProVal of, or the compliance by ProVal with, any covenant or obligation required hereunder, (c) evidencing the satisfaction of any condition referred to in this Article 6, or
(d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     6.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Manatron or any of its affiliates, any proceeding (a) involving any challenge to or relating in any way to this Agreement, or (b) that may prevent, delay, make illegal, or otherwise interfere with any of the transactions contemplated by this Agreement.

     6.7 NO CLAIM REGARDING SALE PROCEEDS. There must not have been made or threatened by any person or entity any claim asserting that such person or entity is entitled to all or any portion of the consideration paid to Moore in connection with the Merger.

     6.8 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that prohibits the Merger and has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     6.9 NO PROHIBITION. The consummation of any of the transactions contemplated by this Agreement will not materially contravene, conflict with, or result in a material violation of, or cause Manatron or any of its affiliates to suffer any material adverse consequence under, any applicable law.


              ARTICLE 7 CONDITIONS PRECEDENT TO PROVAL'S
                          OBLIGATION TO CLOSE

          ProVal's obligation to consummate the Merger and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ProVal, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Manatron's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if then made, except that each of Manatron's representations and warranties in Section 4.3 must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date; without giving effect to any supplement to the Disclosure Schedule.

     7.2 MANATRON'S PERFORMANCE. All of the covenants and obligations that Manatron is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     7.3 LEGAL OPINION. Manatron must have delivered an opinion of its counsel in substantially the form as set forth in EXHIBIT 7.3.

     7.4 ADDITIONAL DOCUMENTS. Manatron must have caused to be delivered to ProVal such documents as ProVal may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 6.4 evidencing the accuracy of any representation or warranty of Manatron, (b) evidencing the performance by Manatron of, or the compliance by Manatron with, any covenant or obligation required to be performed or complied with by Manatron,
(c) evidencing the satisfaction of any condition referred to in this
Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated hereby.

     7.5 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that prohibits the Merger and has been adopted or issued, or has otherwise become effective, since the date of this Agreement.


                        ARTICLE 8  TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          8.1.1 BREACH. By either Manatron or Moore if a material breach of this Agreement has been committed by the other and such breach has not been waived;

          8.1.2 CONDITIONS. (a) By Manatron if any of the conditions in Article 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through Manatron's fault) and Manatron has not waived such condition on or before the Closing; or (b) by Moore, if any of the conditions in Article 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through ProVal's or Moore's fault) and Moore have not waived such condition on or before the Closing;

          8.1.3     CONSENT.  By mutual consent of Manatron and Moore;

          8.1.4 UPSET DATE. By either Manatron or Moore if the Closing has not occurred (other than through the fault of the party seeking to terminate this Agreement) on or before July 31, 1999, or such later date as the parties may agree upon; or

     8.2 EFFECT OF TERMINATION. The exercise of a party's right of termination under Section 8.1 will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive unimpaired.


                      ARTICLE 9  INDEMNIFICATION

     9.1 INDEMNIFICATION AND REIMBURSEMENT BY MOORE. Moore will indemnify and hold harmless Manatron and ProVal, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by Moore in this Agreement or any other certificate or document delivered by ProVal or Moore pursuant to this Agreement; or (b) any breach by either ProVal or Moore of any covenant or obligation of ProVal or Moore in this Agreement.

     9.2 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provisions in this Article, Manatron's (and Manatron's affiliates') right to indemnification under Section 9.1(a) shall be limited as follows:

          9.2.1 BASKET. Moore shall not be obligated to indemnify Manatron and Manatron's affiliates unless and until, and only to the extent that, the aggregate amount of Indemnified Losses exceeds One Hundred Thousand Dollars ($100,000) (the "BASKET"), in which case Moore shall be liable for all claims to the extent they exceed the Basket amount, up to a maximum aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "CEILING"); provided, however, that the Basket and Ceiling shall not apply to, and Moore shall fully indemnify Manatron and Manatron's affiliates for: (a) any claim arising out of a breach of a representation or warranty relating to authorization to enter into and enforceability of this Agreement, Taxes, or the capitalization of ProVal; (b) any fraudulent or intentional breach of this Agreement; and (c) any breach of the representations and warranties set forth in Section 3.12 concerning Accounts Receivable, or the failure of ProVal to collect such Accounts Receivable following the Effective Time (net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet).

          9.2.2 INDEMNIFICATION PERIOD. Manatron's right to seek indemnification shall survive for a period of 12 months from the Effective Time. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by Moore of a written notice of claim setting forth the amount of the claim (if known by Manatron) and a general description of the facts underlying the claim.

          9.2.3 INSURANCE. Manatron shall have no right to seek indemnification for breaches of the representations and warranties set forth in Section 3.8 above to the extent that the damages resulting from such breach are paid for by insurance or would have been covered by insurance had Manatron maintained, or caused the Surviving Corporation to maintain, insurance coverage similar to that which was in effect before Closing.

     9.3  THIRD-PARTY CLAIMS.

          9.3.1 NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Manatron in respect of which Manatron may demand indemnification under this Agreement, Manatron shall notify Moore to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and Moore shall have the opportunity (provided Moore shall have acknowledged in writing that Moore is obligated under the terms of this Agreement to indemnify Manatron and Manatron shall not have determined, in Manatron's sole judgment, to retain control over the action, suit, or proceeding in accordance with Section 9.3.2) to defend against the action, suit, or proceeding, at Moore's sole expense, subject to the limitations set forth below.

          9.3.2 DEFENSE OF CLAIMS. If Moore elect to defend against an action, suit, or proceeding and Manatron does not decide to retain control of the matter as provided in this Section, Moore shall notify Manatron to that effect with reasonable promptness. Manatron shall have the right to employ Manatron's own counsel and participate in the defense of the case, but the fees and expenses of Manatron's counsel shall be at the expense of Manatron, unless (a) the employment of Manatron's counsel at the expense of ProVal shall have been authorized in writing by Moore in connection with the defense of the action, suit, or proceeding; (b) Moore shall have decided not to defend against the action, suit, or proceeding; or (c) Manatron shall have reasonably concluded that the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (c) of the preceding sentence, Moore shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Manatron, provided that only that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by Moore.

          9.3.3 CONDUCT OF DEFENSE. Any party granted the right to direct the defense of a claim pursuant to this Article shall:
     (a) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (b) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (c) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (d) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, or proceeding.

     9.4 CLAIMS BY MANATRON. Manatron shall notify Moore in writing with reasonable promptness after the discovery of any claim upon which Manatron will demand indemnification from Moore under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss. Within 14 days after receipt of the notice, Moore shall either reimburse Manatron for the amount of the claim (or acknowledge Manatron's right of offset) or notify Manatron of Moore's intent to dispute the claim.

     9.5 REMEDIES CUMULATIVE. The remedies provided in this Article are cumulative and shall not prevent the assertion by Manatron of any other rights or the seeking of any other remedies against Moore.

                          ARTICLE 10  GENERAL

     10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND
INDEMNITIES. All representations, warranties, covenants, and indemnities made by any party to this Agreement and all other documents related hereto shall survive the Closing and Effective Time and any investigation made by or on behalf of any party.

     10.2 ASSIGNMENT AND BENEFITS. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, without the prior written consent of all parties to this Agreement, except that Manatron may assign all or part of Manatron's interest in this Agreement to one or more of its affiliates. Any assignment of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by and against the respective successors and permitted assigns of each of the parties to this Agreement.

     10.3 NO PUBLIC ANNOUNCEMENT. Any public announcement or similar publicity with respect to this Agreement or the Merger will be issued, if at all, at such time and in such manner as the parties mutually agree. Unless consented to by the other in advance or required by law, prior to the Effective Time, ProVal (and Moore) and Manatron shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity, except to their respective employees, consultants and advisors. Each party will consult with each other concerning the means by which ProVal's employees, customers, and suppliers and others having dealings with the Business will be informed of the Merger and Manatron will have the right to be present for any such communication.

     10.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by fax, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

     TO MANATRON:                       WITH A COPY TO:

     Manatron, Inc.                     Warner Norcross & Judd LLP
     2970 South Ninth Street            900 Old Kent Building
     Kalamazoo, Michigan 49009          111 Lyon Street, NW
                                        Grand Rapids, Michigan 49503-2489
     Attn:  Paul R. Sylvester           Attn.:  Stephen C. Waterbury
     Fax: (616) 375-5300, ext. 222      Fax: (616) 752-2500


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
     TO PROVAL OR MOORE:                WITH A COPY TO:

     ProVal Corporation                 Lagos & Lagos
     37 East High Street                One South Limestone Street
     Springfield, Ohio 45502            Suite 1000
     Attn:  Kathy S. Moore              Springfield, Ohio 45502
            J. Wayne Moore              Attn:   Tom Lagos
     Fax: (937) 390-0936                Fax: (937) 323-6564

Any party may change that party's address by prior written notice to the other parties.

     10.5 EXPENSES. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     10.6 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, and the exhibits and schedules (including the Disclosure Schedule) to this Agreement (which are incorporated in this Agreement by reference), the Confidentiality Agreement, executed in September 1998, between Manatron and ProVal, and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document.

     10.7 AMENDMENTS AND WAIVERS. This Agreement may be amended, superseded, or canceled, and any of the terms or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

     10.8 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Manatron or ProVal, except Moore and his spouse.

     10.9 SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section
5.7 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Moore.

     10.10 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Ohio, without regard to conflicts of law principles.

     10.11 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Michigan, County of Kent, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Michigan, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served by registered mail on any party anywhere in the United States.

                               *   *   *

          This Agreement and Plan of Merger is signed on May 28, 1999.


                              MANATRON, INC.


                              By ______________________________________________
                                 Randall L. Peat, Chairman of the Board


                              MANATRON ACQUISITION CORPORATION


                              By ______________________________________________
                                 Paul R. Sylvester, President


                              PROVAL CORPORATION

                              By ______________________________________________
                                 J. Wayne Moore, President


                              _________________________________________________
                              J. WAYNE MOORE

                           TABLE OF CONTENTS


                                                                         Page

     ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . .1
               1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . .1
               1.2  Effective Time. . . . . . . . . . . . . . . . . . . . .1
               1.3  Articles of Incorporation and Bylaws of Surviving
                    Corporation . . . . . . . . . . . . . . . . . . . . . .1
               1.4  Officers and Directors of Surviving Corporation . . . .1
               1.5  Further Assurances. . . . . . . . . . . . . . . . . . .2

     ARTICLE 2  VOTING AND CONVERSION OF SHARES . . . . . . . . . . . . . .2
               2.1  Effect on Shares and MergerSub's Capital Stock. . . . .2
               2.2  Shareholder Meeting . . . . . . . . . . . . . . . . . .3
               2.3  Place and Date of Closing . . . . . . . . . . . . . . .3
               2.4  Consummation of the Merger. . . . . . . . . . . . . . .3
               2.5  Closing Obligations . . . . . . . . . . . . . . . . . .3
               2.6  Post-Closing EBT Adjustments to Merger Consideration. .4
               2.7  Post-Closing Software License and Support Fees
                    Adjustments to Merger Consideration . . . . . . . . . .5
               2.8  General Provisions Concerning Sections 2.6 and 2.7. . .7
               2.9  Post-Closing Stock Price Adjustment . . . . . . . . . .7
               2.10 Stock Splits, Stock Dividends, etc. . . . . . . . . . .8

     ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF MOORE . . . . . . . . . .7
               3.1  Disclosure Schedule . . . . . . . . . . . . . . . . . .8
               3.2  Organization and Good Standing. . . . . . . . . . . . .8
               3.3  Capitalization of ProVal. . . . . . . . . . . . . . . .9
               3.4  Enforceability. . . . . . . . . . . . . . . . . . . . .9
               3.5  No Conflict with Other Instruments or Proceedings . . .9
               3.6  Compliance with Laws and Other Regulations. . . . . . .9
               3.7  Financial Statements. . . . . . . . . . . . . . . . . .9
               3.8  Absence of Undisclosed Liabilities. . . . . . . . . . .9
               3.9  Absence of Certain Changes or Events. . . . . . . . . 10
               3.10 Customers and Suppliers . . . . . . . . . . . . . . . 10
               3.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . 11
               3.12 Accounts Receivable . . . . . . . . . . . . . . . . . 12
               3.13 Real Property . . . . . . . . . . . . . . . . . . . . 12
               3.14 Personal Property . . . . . . . . . . . . . . . . . . 13
               3.15 Year 2000 Compliance. . . . . . . . . . . . . . . . . 13
               3.16 Intellectual Property . . . . . . . . . . . . . . . . 13
               3.17 Contracts . . . . . . . . . . . . . . . . . . . . . . 15
               3.18 Employee Relations. . . . . . . . . . . . . . . . . . 15
               3.19 Employee Benefit Plans. . . . . . . . . . . . . . . . 15
               3.20 Environmental Matters . . . . . . . . . . . . . . . . 17
               3.21 Litigation. . . . . . . . . . . . . . . . . . . . . . 17

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
               3.22 Product Warranties. . . . . . . . . . . . . . . . . . 17
               3.23 Insurance . . . . . . . . . . . . . . . . . . . . . . 17
               3.24 Permits and Licenses. . . . . . . . . . . . . . . . . 18
               3.25 Acknowledgments Regarding Manatron's
                    Restricted Common Stock . . . . . . . . . . . . . . . 18
               3.26 Books and Records . . . . . . . . . . . . . . . . . . 18
               3.27 Relationships with Related Persons. . . . . . . . . . 18
               3.28 Accounting and Tax Treatment. . . . . . . . . . . . . 19
               3.29 Brokers . . . . . . . . . . . . . . . . . . . . . . . 19
               3.30 Accuracy of Statements. . . . . . . . . . . . . . . . 19

    ARTICLE 4  MANATRON'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . 19
               4.1  Manatron's Organization and Good Standing . . . . . . 19
               4.2  Enforceability. . . . . . . . . . . . . . . . . . . . 19
               4.3  Financial Statements. . . . . . . . . . . . . . . . . 19
               4.4  Manatron's Capital Stock. . . . . . . . . . . . . . . 20
               4.5  Capitalization of MergerSub . . . . . . . . . . . . . 20
               4.6  SEC Filings . . . . . . . . . . . . . . . . . . . . . 20
               4.7  Issuance of Manatron Common Stock . . . . . . . . . . 20
               4.8  Accounting and Tax Treatment. . . . . . . . . . . . . 21
               4.9  Brokers . . . . . . . . . . . . . . . . . . . . . . . 21
               4.10 Year 2000 Compliance. . . . . . . . . . . . . . . . . 21

     ARTICLE 5  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 21
               5.1  Access and Investigation. . . . . . . . . . . . . . . 21
               5.2  Operation of the Business . . . . . . . . . . . . . . 21
               5.3  Negative Covenant . . . . . . . . . . . . . . . . . . 21
               5.4  Required Approvals. . . . . . . . . . . . . . . . . . 21
               5.5  Notification. . . . . . . . . . . . . . . . . . . . . 22
               5.6  No Negotiation. . . . . . . . . . . . . . . . . . . . 22
               5.7  No Competition. . . . . . . . . . . . . . . . . . . . 22
               5.8  Release of Claims . . . . . . . . . . . . . . . . . . 23
               5.9  ProVal Dividends. . . . . . . . . . . . . . . . . . . 23
               5.10 ProVal Affiliates . . . . . . . . . . . . . . . . . . 23
               5.11 Manatron's Post-Closing Filings . . . . . . . . . . . 23
               5.12 Publication of Results. . . . . . . . . . . . . . . . 24
               5.13 Accounting and Tax Treatment. . . . . . . . . . . . . 24
               5.14 Stock Option Plan . . . . . . . . . . . . . . . . . . 24
               5.15 Best Efforts. . . . . . . . . . . . . . . . . . . . . 24

     ARTICLE 6  CONDITIONS PRECEDENT TO MANATRON'S
          OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . 24
               6.1  Accuracy of Representations . . . . . . . . . . . . . 24
               6.2  ProVal's and Moore's Performance. . . . . . . . . . . 24
               6.3  Consents. . . . . . . . . . . . . . . . . . . . . . . 24
               6.4  Legal Opinion . . . . . . . . . . . . . . . . . . . . 25
               6.5  Additional Documents. . . . . . . . . . . . . . . . . 25
               6.6  No Proceedings. . . . . . . . . . . . . . . . . . . . 25

               6.7  No Claim Regarding Sale Proceeds. . . . . . . . . . . 25
               6.8  No Injunction . . . . . . . . . . . . . . . . . . . . 25
               6.9  No Prohibition. . . . . . . . . . . . . . . . . . . . 25

     ARTICLE 7 CONDITIONS PRECEDENT TO MOORE'S
          OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . 25
               7.1  Accuracy of Representations . . . . . . . . . . . . . 25
               7.2  Manatron's Performance. . . . . . . . . . . . . . . . 26
               7.3  Legal Opinion . . . . . . . . . . . . . . . . . . . . 26
               7.4  Additional Documents. . . . . . . . . . . . . . . . . 26
               7.5  No Injunction . . . . . . . . . . . . . . . . . . . . 26

     ARTICLE 8  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 26
               8.1  Termination Events. . . . . . . . . . . . . . . . . . 26
               8.2  Effect of Termination . . . . . . . . . . . . . . . . 27

     ARTICLE 9  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 27
               9.1  Indemnification and Reimbursement by Moore. . . . . . 27
               9.2  Limitations on Indemnification. . . . . . . . . . . . 27
               9.3  Third-Party Claims. . . . . . . . . . . . . . . . . . 28
               9.4  Claims by Manatron. . . . . . . . . . . . . . . . . . 29
               9.5  Remedies Cumulative . . . . . . . . . . . . . . . . . 29

     ARTICLE 10  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . 29
               10.1 Survival of Representations, Warranties,
                    Covenants, and Indemnities. . . . . . . . . . . . . . 29
               10.2 Assignment and Benefits . . . . . . . . . . . . . . . 29
               10.3 No Public Announcement. . . . . . . . . . . . . . . . 29
               10.4 Notices . . . . . . . . . . . . . . . . . . . . . . . 30
               10.5 Expenses. . . . . . . . . . . . . . . . . . . . . . . 30
               10.6 Entire Agreement; Counterparts. . . . . . . . . . . . 30
               10.7 Amendments and Waivers. . . . . . . . . . . . . . . . 30
               10.8 No Third-Party Beneficiaries. . . . . . . . . . . . . 31
               10.9 Severability. . . . . . . . . . . . . . . . . . . . . 31
              10.10 Governing Law . . . . . . . . . . . . . . . . . . . . 31
              10.11 Jurisdiction; Service of Process  . . . . . . . . . . 31











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